The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated March 20, 2025.
Pricing Supplement dated [ ], 2025 to the Product Supplement MLN-ES-ETF-1 dated February 26, 2025 and Prospectus dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969

The Toronto-Dominion Bank
$
Contingent Barrier Digital Notes Linked to the Least Performing of
the Common Stock of Broadcom Inc., the Common Stock of Marvell Technology, Inc. and the Common Stock of NVIDIA Corporation
Due April 6, 2026
Senior Debt Securities, Series H

General
•
The Notes are designed for investors who (i) are willing to forgo participation in any percentage increase of any of the Reference Assets (as specified below) and instead receive a fixed amount in cash if the Closing Price of each Reference Asset on the Valuation Date (its “Final Price”) is greater than or equal to its Barrier Price, (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and (iii) are willing to forgo interest and dividend payments.

•
If the Final Price of any Reference Asset is less than its Barrier Price, investors will receive a number of shares of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount, the value of which, based on its Final Price, will be worth significantly less than the Principal Amount, and, therefore, may lose their entire Principal Amount of the Notes. The “Least Performing Reference Asset” will be the Reference Asset with the lowest percentage change from its Initial Price to its Final Price.

•	Any payments on or deliveries in respect of the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The common stock of Broadcom Inc. (Bloomberg ticker: AVGO, “AVGO”), the common stock of Marvell Technology, Inc. (Bloomberg ticker: MRVL, “MRVL”) and the common stock of NVIDIA Corporation (Bloomberg ticker: NVDA, “NVDA”)

Principal Amount:	$10,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $10,000 in excess thereof.
Term:	Approximately 54 weeks.
Strike Date:	March 18, 2025
Pricing Date:	March 20, 2025
Issue Date:	March 25, 2025, which is the third DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Valuation Date:	March 31, 2026, subject to postponement as described under “General Terms of the Notes — Market Disruption Events” in the product supplement.
Maturity Date:	April 6, 2026, subject to postponement as described under “General Terms of the Notes — Market Disruption Events” in the product supplement.
Payment at Maturity:
On the Maturity Date:
•     If the Final Price of each Reference Asset is greater than or equal to its Barrier Price, we will pay a cash payment per Note equal to:
Principal Amount + (Principal Amount × Digital Return)
If the Final Price of each Reference Asset is greater than or equal to its Barrier Price, you will receive an amount in cash equal to the maximum Payment at Maturity of $16,400.00 per Note, regardless of any percentage increase in the price of any Reference Asset beyond the Digital Return, which may be significant, and the return on the Notes may be less than any such percentage increase.
•     If the Final Price of any Reference Asset is less than its Barrier Price, we will deliver a number of shares of the Least Performing Reference Asset per Note equal to:
Physical Delivery Amount of the Least Performing Reference Asset
If the Final Price of any Reference Asset is less than its Barrier Price, you will receive a number of shares of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount, the value of which, based on its Final Price, will be worth significantly less than the Principal Amount, and, therefore, may lose their entire Principal Amount of the Notes. Specifically, based on the Final Price of the Least Performing Reference Asset, you will lose 1% of the Principal Amount of the Notes for each 1% that its Final Price is less than its Initial Price, and may lose a significant portion or all of your Principal Amount. Any payments on or deliveries in respect of the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Digital Return:
64.00%. If the Final Price of each Reference Asset is greater than or equal to its Barrier Price, you will receive the Digital Return, which entitles you to a maximum payment at maturity of $16,400.00 per Note.

Physical Delivery Amount:
With respect to AVGO: 53.0026
With respect to MRVL: 146.4558
With respect to NVDA: 86.6326
With respect to each Reference Asset, a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Price (observed to four decimal places), as determined by the Calculation Agent. If this number is not a round number or is less than 1.0000, then any fractional share will be paid in cash in an amount equal to the product of such fraction and its Final Price. If the Initial Price, and therefore the Barrier Price of any Reference Asset is adjusted as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement, the Physical Delivery Amount will also be adjusted to reflect its Initial Price, as adjusted. You should note that, if the Final Price of any Reference Asset is less than its Barrier Price, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive on the Maturity Date may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the price of the Least Performing Reference Asset during the period between the Valuation Date and the Maturity Date.

Initial Price:
With respect to AVGO: $188.67
With respect to MRVL: $68.28
With respect to NVDA: $115.43
With respect to each Reference Asset, its Closing Price on the Strike Date, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Final Price:	With respect to each Reference Asset, its Closing Price on the Valuation Date, as determined by the Calculation Agent.
Least Performing Reference Asset:
The Reference Asset with the lowest percentage change from its Initial Price to its Final Price. For the avoidance of doubt, the percentage change of each Reference Asset will equal (1) its Final Price minus its Initial Price divided by (2) its Iniital Price.

Barrier Price:
With respect to AVGO: $160.3695
With respect to MRVL: $58.038
With respect to NVDA: $98.1155
With respect to each Reference Asset, 85.00% of its Initial Price, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

CUSIP / ISIN:	89117HAA3 / US89117HAA32
The estimated value of your Notes on the Pricing Date is expected to be between $8,900.00 and $9,300.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 and “Additional Information Regarding the Estimated Value of the Notes” on page P-19 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$10,000.00	$100.00	$9,900.00
Total	$	$	$
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $9,900.00 (99.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $100.00 (1.00%) per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $100.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm

◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Potential for Fixed Return – At maturity, if the Final Price of each Reference Asset is greater than or equal to its Barrier Price, you will receive a return at maturity equal to the Digital Return. However, you will receive this amount in cash and will not have the opportunity to participate in any possible increases in the price of any Reference Asset through an investment in the Notes because any positive return on the Notes is fixed and will not exceed the Digital Return.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Final Price of any Reference Asset is less than its Barrier Price, you will receive at maturity a number of shares of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount, the value of which, based on its Final Price, will be worth significantly less than the Principal Amount, and, therefore, may lose their entire Principal Amount of the Notes. Any payments on or deliveries in respect of the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Price of any Reference Asset is less than its Barrier Price, investors will receive a number of shares of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount, the value of which, based on its Final Price, will be worth significantly less than the Principal Amount, and, therefore, may lose their entire Principal Amount of the Notes. The value of the Physical Delivery Amount of the Least Performing Reference Asset received on the Maturity Date may be less than the payment that you would have received had we instead paid an amount in cash, as a result of any decrease in the price of the Least Performing Reference Asset during the period between the Valuation Date and the Maturity Date. If you receive the Physical Delivery Amount of the Least Performing Reference Asset, as of the Valuation Date the percentage decline in the value of the Physical Delivery Amount of the Least Performing Reference Asset will be equal to the percentage decrease from its Initial Price to its Final Price.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for interest payments and you may not receive any positive return on the Notes. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Your Potential Return on the Notes Is Fixed and Limited to the Digital Return and You Will Not Participate in Any Increase in the Price of any Reference Asset.
Your potential return on the Notes is fixed and is limited to the Digital Return. You will receive the Digital Return only if the Final Price of each Reference Asset is greater than or equal to its Barrier Price. You will not participate in any appreciation of any Reference Asset, which may be significant, even though you will be exposed to the downside market risk of the Least Performing Reference Asset. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a note directly linked to the performance of the Least Performing Reference Asset.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Price of the Least Performing Reference Asset.
If the Final Price of any Reference Asset is less than its Barrier Price, you will receive less than the Principal Amount of your Notes and you will lose a significant portion or all of your investment in the Notes. This means that while a Final Price that is less than its Initial Price but greater than or equal to its Barrier Price with respect to each Reference Asset will result in a positive return equal to the Digital Return, any additional decrease in the Final Price of any Reference Asset to below its Barrier Price will instead result in a loss, based on its Final Price, of 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, up to the entire Principal Amount of your Notes.

TD SECURITIES (USA) LLC	P-3

The Amount Payable and/or Deliverable on the Notes is not Linked to the Price of any Reference Asset at any Time Other than on the Valuation Date
Any payment and/or delivery on the Notes will be based on the Final Price of each Reference Asset and, specifically, the Final Price of the Least Performing Reference Asset, which in each case will be its Closing Price on the Valuation Date. If the price of each Reference Asset prior to the Valuation Date remains greater than or equal to its Barrier Price, but then the price of any Reference Asset adversely changes as of the Valuation Date, the Payment at Maturity, if any, may be significantly less than it would have been had the Payment at Maturity been linked to the price of such Reference Asset prior to such change. Although the Closing Price of a Reference Asset at other times during the term of the Notes may be higher than its Final Price, the Payment at Maturity, if any, will be based solely on the Closing Price of each Reference Asset and, specifically, the Final Price of the Least Performing Reference Asset, on the Valuation Date.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated with Each Reference Asset.
The price of a Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and its issuer (each, its “Reference Asset Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into each Reference Asset Issuer and Reference Asset. For additional information, see “Information Regarding the Reference Assets” herein. We urge you to review financial and other information filed periodically by each Reference Asset Issuer with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on the Valuation Date.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by more favorable performance of any other Reference Asset. For instance, if the Final Price of any Reference Asset is less than its Barrier Price on its Valuation Date, you will receive a number of shares of the Least Performing Reference Asset per Note equal to its Physical Delivery Amount, the value of which, based on its Final Price, will be worth significantly less than the Principal Amount, even if the price of another Reference Asset has increased or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Suffering a Loss on Your Initial Investment in the Notes than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will suffer a loss on your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Price of any Reference Asset will be less than its Barrier Price on the Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline to a Closing Price that is less than its Barrier Price on the Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Digital Return and Barrier Prices, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Digital Return and lower Barrier Prices are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive the Digital Return and that the Final Price of any Reference Asset will be less than its Barrier Price is even greater despite lower Barrier Prices. Therefore, it is more likely that you will you will suffer a loss on your initial investment in the Notes.
You Will Have No Rights That a Holder of Shares of a Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions by any Reference Asset Issuer During the Term of the Notes.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Your return on the Notes is limited to the Digital Return regardless of any percentage increase in the price of any Reference Asset beyond the Digital Return, which may be significant, even though you are subject to the downside market risk if the Final Price of any Reference Asset is less than its Barrier Price. Unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, investing in the Notes will not make you a holder of shares of any Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against any Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of a Reference Asset and will not reflect or be adjusted for any dividends paid or other distributions made in connection with any Reference Asset.
We Do Not Control Any Reference Asset Issuer and Are Not Responsible for Any of its Disclosure.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or any Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each Reference Asset Issuer and Reference Asset.

TD SECURITIES (USA) LLC	P-4

The Notes Are Subject to Sector Concentration Risk.
The Notes are subject to sector concentration risk because each Reference Asset Issuer operates in the same sector, as described below under “Information Regarding the Reference Assets”. The performance of these companies is subject to a number of complex and unpredictable factors such as government regulation, supply and demand for the products and services produced or offered by such companies and industry competition. Any negative developments may have a negative effect on the Reference Asset Issuers and, in turn, may have a material adverse effect on the market value of, and return on, the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to the performance of companies that operate in multiple sectors.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under

TD SECURITIES (USA) LLC	P-5

the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of any Reference Asset at such time, and as a result, you may suffer substantial losses.
If the Price of a Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the price of a Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of each Reference Asset is greater than or equal to its Barrier Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable in respect of the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Price, Barrier Price and Physical Delivery Amount of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a Reference Asset upon the occurrence of certain events affecting a Reference Asset, as described in the product supplement under the section “General Terms of the Notes — Anti-Dilution Adjustments”. If as a result of the occurrence of any such event, the Calculation Agent determines that the physical delivery of all or any portion of the Physical Delivery Amount is prohibited, restricted, impractical or otherwise impaired, the value of all or the affected portion of the Physical Delivery Amount will be valued by the Calculation Agent as described in the product supplement and settled by cash payment.  The Calculation Agent is not required to make an adjustment for every event that may affect a Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, a Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and a Reference Asset, those events or other actions affecting any Reference Asset, any Reference Asset Issuer or a third party may nevertheless adversely affect the price of such Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Valuation Date and the Maturity Date are Subject to Market Disruption Events and Postponement.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described herein and in the product supplement due to the occurrence of one or more Market Disruption Events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our ability or the ability of any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or to effect trading in a Reference Asset generally. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable and/or Deliverable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of one or more Reference Assets, securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of one or more Reference Assets, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable and or deliverable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the one or more Reference Assets.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or

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their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or Reference Asset Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the price of such Reference Asset and, therefore, the market value of, and any amount payable and/or deliverable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Assets, any amount payable and/or deliverable on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any payment and/or delivery due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments and deliverables that might be due under the Notes.

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Contingent Barrier Digital Notes Linked to the Least Performing of
the Common Stock of Broadcom Inc., the Common Stock of Marvell Technology,
Inc. and the Common Stock of NVIDIA Corporation
Due April 6, 2026

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Contingent Barrier Digital Notes
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	Valuation Date Monitoring
Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

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Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Prices and Final Prices of the Reference Assets used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the actual Initial Prices, Final Prices or the price of the Reference Assets on any Trading Day prior to the Maturity Date. All examples assume, for each Reference Asset, a hypothetical Initial Price of $100.00, a Barrier Price of $85.00 (85.00% of its Initial Price), and a Physical Delivery Amount of 100.0000, a Digital Return of 64.00%, that a holder purchased Notes with a Principal Amount of $10,000 per Note and that no Market Disruption Event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 —
Calculation of the Payment at Maturity where the Final Price of each Reference Asset is greater than its Barrier Price, the Final Price of the Least Performing Reference Asset is greater than its Initial Price and the percentage increase from its Initial Price to its Final Price is less than the Digital Return.

	Final Price of the Least Performing Reference Asset:	$105.00
	Payment at Maturity:	= $10,000.00 + ($10,000.00 × 64.00%) = $10,000.00 + $6,400.00 = $16,400.00
	On a $10,000.00 investment, a percentage increase in the price of the Least Performing Reference Asset of 5.00% results in a Payment at Maturity of $16,400.00, a return of 64.00% on the Notes.

Example 2 —
Calculation of the Payment at Maturity where the Final Price of each Reference Asset is greater than its Barrier Price, the Final Price of the Least Performing Reference Asset is greater than its Initial Price and the percentage increase from its Initial Price to its Final Price is greater than the Digital Return.

	Final Price of the Least Performing Reference Asset:	$170.00
	Payment at Maturity:	= $10,000.00 + ($10,000.00 × 64.00%) = $10,000.00 + $6,400.00 = $16,400.00

On a $10,000.00 investment, a percentage increase in the price of the Least Performing Reference Asset of 70.00% results in a Payment at Maturity of $16,400.00, a return of 64.00% on the Notes. The maximum Payment at Maturity on the Notes is $16,400.00 per Note, regardless of any percentage increase in the price of the Least Performing Reference Asset beyond the Digital Return.

Example 3 —	Calculation of the Payment at Maturity where the Final Price of the Least Performing Reference Asset is less than its Initial Price but greater than or equal to its Barrier Price.
	Final Price of the Least Performing Reference Asset:	$95.00
	Payment at Maturity:	= $10,000.00 + ($10,000.00 × 64.00%) = $10,000.00 + $6,400.00 = $16,400.00
	On a $10,000.00 investment, a percentage decrease in the price of the Least Performing Reference Asset of -5.00% results in a Payment at Maturity of $16,400.00, a return of 64.00% on the Notes.

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Example 4 —	Calculation of the Payment at Maturity where the Final Price of any Reference Asset is less than its Barrier Price.
	Final Price of the Least Performing Reference Asset:	$50.00
	Payment at Maturity:	= Physical Delivery Amount × Final Price = 100.0000 × $50.00 = $5,000.00* (Value of the Number of Shares)

* Represents the cash value of the Physical Delivery Amount on the Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the price of the Least Performing Reference Asset on the Maturity Date.
On a $10,000.00 investment, because the Final Price of any Reference Asset is less than its Barrier Price, we will deliver a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, for a total of $5,000.00*, a loss of 50.00% on the Notes. The actual value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the price of the Least Performing Reference Asset on the Maturity Date.
You should note that, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity if the Final Price of any Reference Asset is less than its Barrier Price, the actual value of the Physical Delivery Amount of the Least Performing Reference Asset you receive on the Maturity Date may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the price of the Least Performing Reference Asset during the period between the Valuation Date and the Maturity Date. For the avoidance of doubt, the value of the Physical Delivery Amount of the Least Performing Reference Asset as of the Maturity Date may be worth significantly less than the value of its Physical Delivery Amount calculated using its Final Price due to declines in the price of the Least Performing Reference Asset from the Valuation Date to the Maturity Date.

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The following table illustrates the hypothetical payment and/or delivery per Note that may be realized at maturity for a range of hypothetical Final Prices of the Least Performing Reference Asset, based on the hypothetical terms set forth above.
The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. Further, with respect to any delivery of the Physical Delivery Amount of the Least Performing Reference Asset, the hypothetical returns set forth below are based only on the hypothetical Final Price of the Least Performing Reference Asset as of the Valuation Date and do not account for any changes in the price of the Least Performing Reference Asset on the Maturity Date. The numbers appearing in the following table may have been rounded for ease of analysis. We make no representation or warranty as to which of the Reference Assets will be the Least Performing Reference Asset for the purposes of calculating your actual Payment at Maturity.
Hypothetical Final Price of the Least Performing Reference Asset	Hypothetical Percentage Change of the Least Performing Reference Asset from its Initial Price to its Final Price	Payment at Maturity(1)	Return on the Notes(1)
$180.00	80.00%	$16,400.00	64.00%
$170.00	70.00%	$16,400.00	64.00%
$164.00	64.00%	$16,400.00	64.00%
$160.00	60.00%	$16,400.00	64.00%
$140.00	40.00%	$16,400.00	64.00%
$120.00	20.00%	$16,400.00	64.00%
$100.00	0.00%	$16,400.00	64.00%
$95.00	-5.00%	$16,400.00	64.00%
$90.00	-10.00%	$16,400.00	64.00%
$85.00	-15.00%	$16,400.00	64.00%
$80.00	-20.00%	$8,000.00	-20.00%
$75.00	-25.00%	$7,500.00	-25.00%
$70.00	-30.00%	$7,000.00	-30.00%
$65.00	-35.00%	$6,500.00	-35.00%
$60.00	-40.00%	$6,000.00	-40.00%
$55.00	-45.00%	$5,500.00	-45.00%
$50.00	-50.00%	$5,000.00	-50.00%
$25.00	-75.00%	$2,500.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%
(1)
Each Payment at Maturity corresponding to a Final Price of the Least Performing Reference Asset that is less than its Barrier Price represents the cash value of the Physical Delivery Amount of the Least Performing Reference Asset on the Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the price of the Least Performing Reference Asset on the Maturity Date.

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Information Regarding the Reference Assets

Each Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
The graph below sets forth the information relating to the historical performance of each Reference Asset for the period specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of any Reference Asset on any date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
Broadcom Inc.
According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-37690, or its CIK Code: 0001649338. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO”.
Historical Information
The graph below illustrates the performance of AVGO from March 18, 2015 through March 18, 2025. The dotted line represents its Barrier Price of $160.3695, which is equal to 85.00% of its Initial Price.

Broadcom Inc. (AVGO)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Marvell Technology, Inc.
According to publicly available information, Marvell Technology, Inc. (“Marvell”) is a fabless semiconductor provider of data infrastructure products. Information filed by Marvell with the SEC can be located by reference to its SEC file number: 001-40357, or its CIK Code: 0001835632. Marvell’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MRVL”.
Historical Information
The graph below illustrates the performance of MRVL from March 18, 2015 through March 18, 2025. The dotted line represents its Barrier Price of $58.038, which is equal to 85.00% of its Initial Price.

Marvell Technology, Inc. (MRVL)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Information
The graph below illustrates the performance of NVDA from March 18, 2015 through March 18, 2025. The dotted line represents its Barrier Price of $98.1155, which is equal to 85.00% of its Initial Price.

NVIDIA Corporation (NVDA)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
If on the Maturity Date you receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Least Performing Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Least Performing Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment

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income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of your Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Least Performing Reference Asset that you may receive at maturity in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of the underlying asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the Least Performing Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

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U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-17

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $100.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-18

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-19